FOR IMMEDIATE RELEASE

CatchMark First Quarter Results Register 128% Increase in Total Revenues; Adjusted EBITDA Up 464% Year-Over-Year; Second Quarter Dividend Declared

ATLANTA - May 4, 2015 - Benefiting from successful integration of recent timberland acquisitions, CatchMark Timber Trust, Inc. (NYSE: CTT) today announced strong year-over-year growth for the quarter ended March 31, 2015.
Company highlights for the first quarter of 2015 include:

•	Increased revenues to $20.2 million for the three months ended March 31, 2015 from $8.9 million for the three months ended March 31, 2014, a 128% increase.

•	Increased Adjusted EBITDA to $11.0 million compared to $1.9 million in the three months ended March 31, 2014, a 464% increase.

•	Increased gross timber sales revenue by approximately 62% over first quarter 2014 to $13.1 million, primarily due to harvests from timberlands acquired since April 2014.

•
Increased total harvest volume to 437,406 tons, compared to 263,551 tons in the first quarter 2014, and accelerated expected sawtimber sales to meet buyer demand primarily on properties acquired in 2014 in the Southwest.

•	Realized increases in average net prices for sawtimber of 15% compared to first quarter 2014, reflecting favorable regional pricing dynamics from the 2014 acquisitions.

•
Acquired fee simple interests in approximately 7,668 acres of timberlands located in existing Georgia operating markets for an aggregate purchase price of approximately $14.5 million, excluding closing costs, in three separate transactions.

•
Completed $6.2 million in timberland sales, comprising approximately 3,400 acres, in nine separate transactions, with the remainder of budgeted land sales likely to occur in late third quarter or early fourth quarter 2015.

•	Paid a dividend of $0.125 per share on March 16, 2015.
CatchMark also announced a $0.125 dividend per share for stockholders of record on May 29, 2015, payable on June 15, 2015.
Jerry Barag, CatchMark's President and CEO, said: "Performance is off to a robust start in 2015 on our augmented operating platform with all financial metrics advancing and excellent results realized, in particular, from our 2014 timberland acquisitions. We are focused on making additional accretive acquisitions this year using our low-leveraged balance sheet, and are exercising discipline and restraint in seeking transactions which meet our expectations for high quality and productivity.”
Willis J. Potts, Jr., CatchMark's Chairman of the Board, said: "Our highest priority remains increasing revenues and strengthening the long-term position of the company to grow our dividend and share price for the benefit of our stockholders."
Results for First Quarter Ending March 31, 2015
Revenues increased to $20.2 million for the three months ended March 31, 2015 compared to $8.9 million for the three months ended March 31, 2014, due to an increase in timber sales revenue of $5.0 million, an increase in timberland sales revenue of $6.1 million, and an increase in other revenues of $0.3 million. Gross timber sales revenue increased by approximately 62%, primarily due to harvests from properties acquired since April 2014, and timberland sales revenue increased due to the sale of more acres during the three months ended March 31, 2015 than during the three months ended March 31, 2014.

	Three Months Ended March 31, 2014	Changes attributable to:		Three Months Ended March 31, 2015
(amounts in thousands)		Price	Volume
Timber sales (1)
Pulpwood	$4,809	$(89)	$2,091	$6,811
Sawtimber (2)	3,288	135	2,860	6,283
	$8,097	$46	$4,951	$13,094

(1)	Timber sales are presented on a gross basis.

(2)	Includes sales of chip-n-saw and sawtimber.
Net loss increased to $0.8 million for the three months ended March 31, 2015 compared to $0.4 million for the three months ended March 31, 2014 as a result of a $0.4 million increase in interest expense.
Adjusted EBITDA
The discussion below is intended to enhance the reader’s understanding of our operating performance and our ability to satisfy lender requirements. Earnings from Continuing Operations before Interest, Taxes, Depletion, and Amortization (“EBITDA”) is a non-GAAP measure of operating performance. EBITDA is defined by the SEC; however, we have excluded certain other expenses due to their non-cash nature, and we refer to this measure as “Adjusted EBITDA.” As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income as a measurement of our operating performance. Due to significant amount of timber assets subject to depletion and significant amount of financing subject to interest and amortization expense, management considers Adjusted EBITDA to be an important measure of our financial condition and performance. Our credit agreements contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for interest payments.
Adjusted EBITDA for the three months ending March 31, 2015 was $11.0 million, a $9.0 million increase over the three months ended March 31, 2014, primarily due to a $3.6 million increase in net timber sales, a $5.7 million increase in net revenue from timberland sales, and a $0.3 million increase in other revenues, offset by a $0.4 million increase in forestry management expenses and a $0.3 million increase in other operating expenses.

Our reconciliation of net loss to Adjusted EBITDA (in thousands of dollars) for the three months ended March 31, 2015 and 2014 follows:

	Three Months Ended March 31,
(amounts in thousands)	2015	2014
Net loss	$(817)	$(388)
Add:
Depletion	6,202	1,804
Basis of timberland sold	4,567	38
Amortization (1)	180	95
Stock-based compensation expense	178	83
Interest expense (1)	652	310
Adjusted EBITDA	$10,962	$1,942

(1)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

Change in Depletion Method
Effective January 1, 2015, CatchMark changed the depletion method on its long-term fee timber to the straight-line method. We believe the change from the normalized depletion method to the straight-line depletion method is preferable as the straight-line method is based on the actual costs recorded and volumes of timber that are merchantable as of the date that the depletion rates are determined. It is less reliant on subjective and complex estimates as it does not include future costs to be incurred or expected timber growth. Therefore, the straight-line depletion method provides for a more disaggregated tracking of costs and volumes and allocation of costs as the timber is harvested. If the company had continued using the normalized depletion method, depletion expense for the first quarter 2015 would have been $1.1 million, or $0.03 per share, lower than under the straight-line depletion method.
Impact of Advantageous Financing Structure
In March 2015, CatchMark received a patronage refund calculated by CoBank, which equaled to 0.91% of CatchMark's weighted average balance outstanding under the 2014 Term Loan Facility and the 2014 Multi-Draw Term Facility. CatchMark accrued $0.3 million in patronage refunds expected for the three months ended March 31, 2015 as a credit to its interest expense.

Conference Call/Webcast
The company will host a conference call and live webcast at 10 a.m. EDT on Tuesday, May 5, 2015 to discuss these results. Investors may listen to the conference call by dialing 888-430-8705 for U.S/Canada and 719-325-2329 for international callers.  Participants will be asked to provide conference I.D. number 5830161. Access to the live webcast will be available at www.catchmark.com or here. A replay of this webcast will be archived on the company’s website shortly after the call.
About CatchMark
Headquartered in Atlanta, CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2007 and owns interests in approximately 397,500 acres* of timberland located in Alabama, Florida, Georgia, Louisiana and Texas. Listed on the NYSE (CTT), CatchMark provides institutions and individuals an opportunity to invest in a public company focused exclusively on timberland ownership with an objective of producing stockholder returns from sustainably recurring harvests. For more information, visit www.catchmark.com. From time to time, CatchMark releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts regarding new postings. Enrollment information is found in the “Investors Relations” section of www.catchmark.com.
* As of March 31, 2015.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this press release. Factors that could cause or contribute to such differences include, but are not limited to: (i) we may not generate the harvest volumes from our timberlands that we currently anticipate; (ii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located; (iii) the cyclical nature of the real estate market generally, including fluctuations in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (iv) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able to access external sources of capital at attractive rates or at all; and (viii) potential increases in interest rates could have a negative impact on our business. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.

Contacts
Investors:                                                              Media:
Brian Davis                                                             Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794                                                       (203) 268-0158
info@catchmark.com                                            marybeth@millerryanllc.com

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except for per-share data)

	(Unaudited) Three Months Ended March 31,
	2015	2014
Revenues:
Timber sales	$13,094	$8,097
Timberland sales	6,174	65
Other revenues	976	708
	20,244	8,870
Expenses:
Contract logging and hauling costs	5,120	3,747
Depletion	6,202	1,804
Cost of timberland sales	5,006	50
Forestry management expenses	1,121	696
General and administrative expenses	1,668	1,716
Land rent expense	203	215
Other operating expenses	938	645
	20,258	8,873
Operating loss	(14)	(3)

Other income (expense):
Interest expense	(803)	(385)
	(803)	(385)
Net loss available to common stockholders	$(817)	$(388)

Weighted-average common shares outstanding -basic and diluted	39,253	24,834

Net loss per-share available to common stockholders - basic and diluted	$(0.02)	$(0.02)

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except for per-share data)

	(Unaudited)
	March 31, 2015	December 31, 2014
Assets:
Cash and cash equivalents	$20,548	$17,365
Accounts receivable	1,421	798
Prepaid expenses and other assets	2,485	2,781
Deferred financing costs, less accumulated amortization of $417 and $267 as of March 31, 2015 and December 31, 2014, respectively	4,133	4,245
Timber assets (Note 3):
Timber and timberlands, net	547,929	543,101
Intangible lease assets, less accumulated amortization of $932 and $931 as of March 31, 2015 and December 31, 2014, respectively	25	26
Total assets	$576,541	$568,316

Liabilities:
Accounts payable and accrued expenses	$2,965	$2,359
Other liabilities	3,334	3,265
Note payable and line of credit (Note 4)	132,002	118,000
Total liabilities	138,301	123,624

Commitments and Contingencies (Note 6)	—	—

Stockholders’ Equity:
Class A common stock, $0.01 par value; 889,500 shares authorized; 39,551 and 36,193 shares issued and outstanding as of March 31, 2015 and December 31, 2014, respectively	396	362
Class B-3 common stock, $0.01 par value; 3,500 shares authorized; 0 and 3,164 shares issued and outstanding as of March 31, 2015 and December 31, 2014, respectively	—	32
Additional paid-in capital	612,694	612,518
Accumulated deficit and distributions	(173,100)	(167,364)
Accumulated other comprehensive loss	(1,750)	(856)
Total stockholders’ equity	438,240	444,692
Total liabilities and stockholders’ equity	$576,541	$568,316

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	(Unaudited) Three Months Ended March 31,
	2015	2014
Cash Flows from Operating Activities:
Net loss	$(817)	$(388)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion	6,202	1,804
Other amortization	29	20
Stock-based compensation expense	178	83
Noncash interest expense	151	75
Basis of timberland sold	4,567	38
Changes in assets and liabilities:
Accounts receivable	(623)	(550)
Prepaid expenses and other assets	49	529
Accounts payable and accrued expenses	763	(447)
Other liabilities	(827)	(632)
Net cash provided by operating activities	9,672	532

Cash Flows from Investing Activities:
Timberland acquisitions	(14,517)	(4,347)
Capital expenditures (excluding timberland acquisitions)	(846)	(338)
Net cash used in investing activities	(15,363)	(4,685)

Cash Flows from Financing Activities:
Proceeds from note payable	14,500	—
Repayments of note payable	(498)	(18,160)
Financing costs paid	(209)	(15)
Issuance of common stock	—	21,316
Dividends paid to common stockholders	(4,919)	(2,747)
Stock issuance costs	—	(1,667)
Net cash provided by (used in) financing activities	8,874	(1,273)
Net increase (decrease) in cash and cash equivalents	3,183	(5,426)
Cash and cash equivalents, beginning of period	17,365	8,614
Cash and cash equivalents, end of period	$20,548	$3,188

SELECTED DATA

	2015	2014
	Q1	Q1
Timber Sales Volume ('000 tons)
Pulpwood	262	177
Sawtimber	175	86
Total	437	263

Delivered % as of total volume	65%	79%
Stumpage % as of total volume	35%	21%

Net timber sales price ($ per ton)
Pulpwood	$13	$14
Sawtimber	$26	$22

Timberland Sales
Gross Sales (1) ('000)	$6,174	$65
Acres Sold	3,400	29
Price per acre	$1,816	$2,250

Timberland Acquisitions
Gross Acquisitions (1) ('000)	$14,533	$243
Acres Acquired	7,668	203
Price per acre ($/acre)	$1,895	$1,200

Period End Acres ('000)
Fee	369	247
Lease	29	30
Total	398	277
(1) Exclusive of closing costs.